Exhibit 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS FOURTH QUARTER AND YEAR-END RESULTS

~ Revenue Increases 6% Sequentially to $77.7 Million ~

~ Company Provides Initial 2004 First Quarter and Full-Year Guidance ~

NEWTOWN, PA, FEBRUARY 12, 2004 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the fourth quarter and year ended December 31, 2003.

Revenue for the 2003 fourth quarter was $77.7 million compared to 2002 fourth quarter revenue of $77.6 million. On a sequential basis, revenue increased 6% from 2003 third quarter revenue of $73.3 million. Net income for the 2003 fourth quarter was $2.7 million, or $0.21 per diluted share, compared to a net loss of $6.3 million, or $0.51 per diluted share, in last year’s fourth quarter. Adjusting for certain income and expense items related to the Company’s reduction of the litigation accrual and defense costs as well as the partial reversal of previously recorded restructuring charges, net income for the 2003 fourth quarter would have been $984,000, or $0.08 per diluted share, which includes the favorable impact of $0.03 per diluted share related to the adjustment for full year 2003 income taxes.

Company profitability in the fourth quarter was impacted by strong foreign currencies, particularly the Canadian dollar. Despite currency hedges implemented in mid-2003, the decline in the U.S. dollar reduced profitability by approximately $0.02 to $0.03 per diluted share in the fourth quarter of 2003 versus the 2003 third quarter, and by $0.10 to $0.11 per diluted share in this year’s fourth quarter compared to this same period last year. The Company expects the impact of foreign exchange to decline in 2004 based on more favorable pricing from scheduled adjustments in existing contracts, improved pricing in new contracts, the migration of less profitable business to more cost-effective offshore locations, and the continuation of hedging strategies.

For the year ended December 31, 2003, revenue was $298.1 million compared to $298.9 million last year. Net income for 2003 was a loss of $1.1 million, or $0.09 per diluted share, compared to net income of $3.0 million, or $0.23 per diluted share, in 2002. Adjusted net income for 2003 was $1.7 million, or $0.13 per diluted share.

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ICT Group Reports Fourth Quarter and Year-end Results (Cont.)

“The fourth quarter of 2003 produced record revenue, and we believe that we have successfully repositioned the Company by broadening our product mix, emphasizing our CRM services and accelerating the expansion of our offshore operations,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “In addition to investing in new near-shore and offshore operations and launching new products and services during 2003, such as ICT Global InteractiveSM, our interactive voice response (IVR) and speech recognition offering, we captured significant new business in the customer service arena, which helped offset reduced CRM sales demand in the U.S. consumer market.

“We were awarded 10 new CRM services contracts in 2003, including a three-year agreement with D & B announced separately today, which expands our presence in the outsourced database management and business process services market. Additionally, we have carried this positive momentum into 2004 with another new CRM services agreement already signed in January.”

During the 2003 fourth quarter, ICT GROUP generated sequential revenue growth in its sales and services segments, both domestically and internationally, primarily as a result of new and expanded contracts in this seasonally strong period. Fourth quarter CRM services revenue totaled $48.8 million, or 63% of total revenue, compared to $39.9 million or 51% of total revenue in the fourth quarter of 2002. This represents an increase of 22% on a year-over-year basis and 8% sequentially from the third quarter of 2003. CRM sales revenue improved 3% sequentially as a result of gains in both domestic and international markets, but declined 23% year-over-year due largely to more restrictive government regulations in the domestic market. Within this segment, domestic consumer outbound telesales totaled $12.7 million in the fourth quarter of 2003, in line with Company expectations.

ICT GROUP continued to develop its offshore operations in the fourth quarter by increasing its workstation count to almost 300 seats in the Philippines and further expanding its operations in Mexico. The Company expects to more than double the number of workstations in Manila by the end of the first quarter to support nine different client programs. In addition, plans have been finalized to open a second location in the Philippines in the first half of 2004, and a site has been identified for the Company’s first operation in India.

For the first quarter of 2004, the Company expects revenue in the range of $75 to $77 million, with net income of $0.04 to $0.06 per diluted share. The Company is forecasting first quarter 2004 operating income comparable to the 2003 fourth quarter despite a slight seasonal revenue decline, largely as a result of more favorable pricing, anticipated reduced exposure to foreign currencies and increased contribution from higher-margin IVR services.

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ICT Group Reports Fourth Quarter and Year-end Results (Cont.)

For the 2004 full year, ICT GROUP currently expects revenue to increase to $320 to $330 million with earnings in the range of $0.36 to $0.40 per diluted share. In addition to the factors benefiting first quarter operating income, the Company currently anticipates that further improvements in profitability will be realized in 2004 as its offshore expansion strategy begins yielding margin benefits. First quarter and full year 2004 earnings guidance is before any expenses related to the ongoing class action litigation.

Mr. Brennan concluded, “We are off to a strong start in 2004 with continued growth in our CRM services business, as evidenced by recent wins and a strong sales pipeline, and stabilized demand in our domestic CRM sales business. We believe that the steps we are taking to further develop our offshore capabilities, introduce new services, and increase capacity utilization will contribute to the significant improvements in revenue and earnings we are forecasting for 2004.”

Conference Call:

The Company will hold a conference call today, Thursday, February 12, 2004, at 11 a.m. Eastern Time. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through February 19, 2004.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of integrated customer relationship management (CRM) solutions. The Company helps clients identify, acquire, retain, service, measure and maximize the lifetime value of their customer relationships. The Company manages CRM service operations in the U.S., Europe, Canada, Australia, Mexico, the Caribbean, and the Philippines from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, telecommunications, healthcare, information technology, media and energy services industries. ICT GROUP also offers a full suite of hosted CRM solutions, for use by clients at their own in-house facility or on a co-sourced basis in conjunction with ICT GROUP’s fully compatible Web-enabled customer service operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, the ability of hedging activities and international pricing policies to mitigate currency risks, expected revenue increases under new and existing agreements, anticipated demand for services and ability to effectively deploy new technologies. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2002 and other documents, such as reports on Form 8-K and other reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

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ICT Group Reports Fourth Quarter and Year-end Results (Cont.)

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to defend or settle litigation against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates) and other conditions affecting the client’s industry, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
REVENUE	$77,700	$77,627	$298,142	$298,926

OPERATING EXPENSES:
Cost of services	46,877	45,782	179,679	172,109
Selling, general and administrative	29,581	30,815	115,273	111,056
Litigation costs	(3,001)	1,223	4,693	1,673
Restructuring charge (reversal), net	(94)	8,894	(686)	8,894

	73,363	86,714	298,959	293,732

Operating income (loss)	4,337	(9,087)	(817)	5,194
Interest expense, net	337	183	1,183	828

Income (loss) before income taxes	4,000	(9,270)	(2,000)	4,366
Income tax provision (benefit)	1,320	(2,965)	(856)	1,398

Net income (loss)	$2,680	$(6,305)	$(1,144)	$2,968

Diluted earnings (loss) per share	$0.21	$(0.51)	$(0.09)	$0.23

Shares used in computing diluted earnings (loss) per share	12,938	12,380	12,483	13,021

Adjusted Results of Operations
Income (loss) before income taxes	$4,000	$(9,270)	$(2,000)	$4,366
Restructuring charges	(94)	8,894	(686)	8,894
Client claim	—	1,409	—	1,409
Litigation costs	(3,001)	1,223	4,693	1,673
Write-off of deferred offering costs	—	581	—	581

Adjusted income before income taxes	$905	$2,837	$2,007	$16,923
Adjusted income taxes (benefit)	(79)	909	283	5,415

Adjusted net income	$984	$1,928	$1,724	$11,508

Adjusted earnings per share	$0.08	$0.15	$0.13	$0.88

Shares used in computing adjusted earnings per share	12,938	13,023	12,855	13,021

ICT Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,591	$16,279
Accounts receivable, net	48,409	54,253
Other current assets	16,406	12,712

Total current assets	82,406	83,244
PROPERTY AND EQUIPMENT, net	47,612	43,327
OTHER ASSETS	5,694	4,247

	$135,712	$130,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$—	$4,000
Accounts payable and other current liabilities	32,406	34,602

Total current liabilities	32,406	38,602
LONG-TERM DEBT	30,000	19,000
OTHER LIABILITIES	2,755	5,180
TOTAL SHAREHOLDERS’ EQUITY	70,551	68,036

	$135,712	$130,818

Additional Information
WORKSTATIONS AT PERIOD END	8,323	8,277

NEWS RELEASE

ICT GROUP, INC.

800-799-6880